EXHIBIT A

MULTIPLE CLASS PLAN

ADVISORS SERIES TRUST
on behalf of the funds managed by
Orinda Asset Management, LLC

(as amended on June 27, 2013 to add Orinda Income Opportunities Fund)

Fund Name:

Orinda SkyView Multi-Manager Hedged Equity Fund
Orinda SkyView Macro Opportunities Fund
Orinda Income Opportunities Fund

Share Class	Minimum Investment1 (All Accounts)	Maximum Initial Sales Charge	Maximum CDSC	Maximum 12b-1 Fee	Maximum Shareholder Servicing Fee	Redemption Fee4
Class A	$5,000	5.00%	None	0.25%	0.13%/0.15%2	1.00%/None5
Class I	$500,000	None	None	None	0.07%/0.10%3	1.00%/None5

1	The Advisor may waive the minimum initial investment in certain circumstances; please see the Funds’ Prospectus.

2
Class A shares of the Orinda SkyView Multi-Manager Hedged Equity Fund charge a 0.13% Shareholder Servicing Fee.  Class A shares of the Orinda SkyView Macro Opportunities and Income Opportunities Funds charge a 0.15% Shareholder Servicing Fee.

3
Class I shares of the Orinda SkyView Multi-Manager Hedged Equity Fund charge a 0.07% Shareholder Servicing Fee.  Class I shares of the Orinda SkyView Macro Opportunities and Income Opportunities Funds charge a 0.10% Shareholder Servicing Fee.

4	A redemption fee of 1.00% is assessed on shares redeemed within 60 days of purchase (i.e., held 60 days or less).

5	The Orinda Income Opportunities Fund does not assess a redemption fee.

ADVISORS SERIES TRUST
on behalf of the Funds listed on Exhibit A

By:	/s/ Douglas G. Hess
Name:	Douglas G. Hess
Title:	President